Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED)
FOR THE QUARTERLY PERIOD ENDED JULY 29, 2017

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	July 29, 2017	January 28, 2017	July 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$51	$40	$174
Accounts and other receivables	77	99	104
Merchandise inventories	1,889	1,865	1,796
Prepaid expenses and other current assets	65	49	69
Total current assets	2,082	2,053	2,143
Property and equipment, net	1,632	1,667	1,660
Deferred tax assets	3	4	3
Due from affiliates, net	1,073	1,017	969
Other assets	19	24	28
Total Assets	$4,809	$4,765	$4,803

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$978	$1,138	$930
Short-term borrowings from Parent	281	261	342
Accrued expenses and other current liabilities	562	590	577
Income taxes payable	122	129	108
Current portion of long-term debt	2,867	72	25
Total current liabilities	4,810	2,190	1,982
Long-term debt	172	2,599	2,988
Deferred tax liabilities	231	234	234
Deferred rent liabilities	385	382	380
Other non-current liabilities	128	119	127
Total stockholder’s deficit	(917)	(759)	(908)
Total Liabilities and Stockholder’s Deficit	$4,809	$4,765	$4,803
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net sales	$1,440	$1,540	$2,961	$3,154
Other revenues (1)	21	20	41	39
Total revenues	1,461	1,560	3,002	3,193
Cost of sales	964	986	1,966	2,027
Cost of other revenues	2	2	3	3
Gross margin	495	572	1,033	1,163
Selling, general and administrative expenses (1)	520	565	1,092	1,151
Depreciation and amortization	46	53	92	104
Other income, net (1)	(47)	(30)	(69)	(67)
Total operating expenses	519	588	1,115	1,188
Operating loss	(24)	(16)	(82)	(25)
Interest expense (1)	(72)	(63)	(131)	(135)
Interest income (1)	31	27	60	54
Loss before income taxes	(65)	(52)	(153)	(106)
Income tax expense	6	7	9	9
Net loss	$(71)	$(59)	$(162)	$(115)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 9 entitled “Related party transactions” for further details):
	13 Weeks Ended		26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Other revenues	$15	$13	$29	$26
Selling, general and administrative expenses	(72)	(74)	(148)	(155)
Other income, net	7	8	13	14
Interest expense	(3)	(2)	(4)	(4)
Interest income	31	27	60	54
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net loss	$(71)	$(59)	$(162)	$(115)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	5	(3)	1	4
Unrealized loss on hedged transactions	(1)	—	(1)	—
Total other comprehensive income (loss), net of tax	4	(3)	—	4
Comprehensive loss, net of tax	$(67)	$(62)	$(162)	$(111)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016
Cash Flows from Operating Activities:
Net loss	$(162)	$(115)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	92	104
Amortization and write-off of debt issuance costs and debt discount	11	10
Deferred income taxes	1	33
Unrealized gains on foreign exchange	(6)	(9)
Other	14	8
Changes in operating assets and liabilities:
Accounts and other receivables	22	(2)
Merchandise inventories	(14)	(97)
Prepaid expenses and other operating assets	—	(3)
Due from affiliates, net	(60)	(49)
Accounts payable, Accrued expenses and other liabilities	(188)	(315)
Income taxes payable, net	(7)	—
Net cash used in operating activities	(297)	(435)
Cash Flows from Investing Activities:
Capital expenditures	(54)	(65)
Net cash used in investing activities	(54)	(65)
Cash Flows from Financing Activities:
Long-term debt borrowings	536	622
Long-term debt repayments	(195)	(66)
Short-term borrowings from Parent	36	183
Repayments of short-term borrowings to Parent	(16)	(205)
Net cash provided by financing activities	361	534
Effect of exchange rate changes on Cash and cash equivalents	1	1
Cash and cash equivalents:
Net increase during period	11	35
Cash and cash equivalents at beginning of period	40	139
Cash and cash equivalents at end of period	$51	$174
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Total Stockholder’s Deficit
(In millions)
Balance, January 30, 2016	$3,511	$(70)	$(4,243)	$(802)
Net loss	—	—	(115)	(115)
Total other comprehensive income, net of tax	—	4	—	4
Stock compensation expense	1	—	—	1
Contribution arising from tax allocation arrangement	4	—	—	4
Balance, July 30, 2016	$3,516	$(66)	$(4,358)	$(908)

Balance, January 28, 2017	$3,522	$(67)	$(4,214)	$(759)
Net loss	—	—	(162)	(162)
Total other comprehensive income, net of tax	—	—	—	—
Stock compensation expense	1	—	—	1
Contribution arising from tax allocation arrangement	3	—	—	3
Balance, July 29, 2017	$3,526	$(67)	$(4,376)	$(917)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada, Guam and Puerto Rico; Babies “R” Us stores in the United States; and e-commerce businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of July 29, 2017, January 28, 2017 and July 30, 2016, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Loss for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016 and the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholder’s Deficit for the twenty-six weeks ended July 29, 2017 and July 30, 2016, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and twenty-six weeks then ended. The Condensed Consolidated Balance Sheet at January 28, 2017, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 28, 2017, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 28, 2017 included as an exhibit to Parent’s Form 8-K filed on April 12, 2017. The results of operations for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016 are not necessarily indicative of operating results for the full year.
Subsequent Events
On August 21, 2017, Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (“Toys-Canada”), a subsidiary of the Company, entered into a sale-leaseback arrangement for its corporate resource center and distribution center for gross proceeds of CAD $76 million ($60 million as of August 21, 2017). Pursuant to the lease agreement, the initial minimum lease term is 15 years with five additional 5-year extension terms. In accordance with Accounting Standards Codification (“ASC”) 840-40, the leaseback period, including the fixed renewal options, constitutes continuing involvement with the associated property. Due to this continuing involvement, we recorded a financing obligation for the proceeds received and will defer the recognition of the gain.
We have performed an evaluation of subsequent events through September 27, 2017, the date these financial statements were issued.
Bankruptcy Filing
As discussed further in Note 2 entitled “Subsequent Event - Bankruptcy Filing,” on September 18, 2017 (the “Petition Date”), the Parent, the Company and certain of Parent’s direct and indirect subsidiaries (collectively, the “Debtors”), filed voluntary petitions (“Bankruptcy Petitions”) for reorganization under Chapter 11 of the U.S. Bankruptcy Code (“Bankruptcy Code”) in the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division (“Bankruptcy Court”). See Note 3 entitled “Long-term debt” for a discussion of debtor-in-possession financing.

2. Subsequent Event - Bankruptcy Filing
Chapter 11 Proceedings
On the Petition Date, the Debtors filed Bankruptcy Petitions for reorganization under Chapter 11 of the Bankruptcy Code in Bankruptcy Court. The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of their Chapter 11 cases. The Debtors’ Chapter 11 cases are being jointly administered for procedural purposes under the caption In re Toys “R” Us, Inc., et al., Case No. 12-34665 (KLP). Documents and other information related to the Chapter 11 Proceedings is available free of charge online at https://cases.primeclerk.com/toysrus/.
Operation and Implications of the Chapter 11 Cases
The accompanying Condensed Consolidated Financial Statements contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon our ability to comply with the financial and other covenants contained in the debtor-in-possession financing (the “DIP Financing”) described below, the development of, and the Bankruptcy Court's approval of, a Chapter 11 plan and the Debtors’ ability to successfully implement a restructuring plan and obtain new financing, among other factors. Such conditions raise substantial doubt as to our ability to continue as a going concern.
As a result of the Chapter 11 cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty. The filing of the Chapter 11 petitions constituted an event of default with respect to certain of the Debtors’ existing debt obligations. While operating as debtors-in-possession under Chapter 11, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or as otherwise permitted in the ordinary course of business (and subject to restrictions contained in the DIP Financing and applicable orders of the Bankruptcy Court), for amounts other than those reflected in the accompanying Condensed Consolidated Financial Statements. Further, any restructuring plan may impact the amounts and classifications of assets and liabilities reported in our Condensed Consolidated Financial Statements.
Financing During the Chapter 11 Cases
See Note 3 entitled “Long-term debt” for discussion of the DIP Financing, which provides us up to $2,750 million in senior secured, super-priority financing, subject to the terms, conditions, and priorities set forth in the applicable definitive documentation and orders of the Bankruptcy Court.
Significant Bankruptcy Court Actions
On September 19, 2017 at the first-day hearings of the Chapter 11 cases, the Bankruptcy Court issued certain interim and final orders relating to the Debtors’ businesses. These orders authorized the Debtors to, among other things, enter into the DIP Financing (described in Note 3 entitled “Long-term debt”), pay certain pre-petition employee and retiree expenses and benefits, use their existing cash management system, maintain and administer customer programs, pay certain critical and foreign vendors and pay certain pre-petition taxes and related fees. In addition, during the first-day hearings, the Bankruptcy Court set October 10, 2017 as the date for the second-day hearings in the Chapter 11 cases. We expect that at the second-day hearings the Bankruptcy Court will consider issuing final orders related to the matters approved in the interim orders as well as certain other related matters.
These orders are significant because they allow us to operate our businesses in the normal course.

3. Long-term debt
Pre-Petition long-term debt
A summary of the Company’s consolidated Long-term debt as of July 29, 2017, January 28, 2017 and July 30, 2016 is outlined in the table below:

(In millions)	July 29, 2017	January 28, 2017	July 30, 2016
8.500% senior secured notes, due fiscal 2017 (1)	$—	$—	$718
Incremental secured term loan facility, due fiscal 2018	124	125	127
Second incremental secured term loan facility, due fiscal 2018	62	62	63
$1.85 billion secured revolving credit facility, expires fiscal 2019	845	465	649
Tranche A-1 loan facility, due fiscal 2019	273	272	271
Propco II Mortgage Loan, due fiscal 2019 (1)	488	489	—
Giraffe Junior Mezzanine Loan, due fiscal 2019 (2)	69	78	—
Secured term B-4 loan facility, due fiscal 2020	980	982	984
8.750% debentures, due fiscal 2021 (3)	22	22	22
Finance obligations associated with capital projects	166	167	167
Capital lease obligations	10	9	12
	3,039	2,671	3,013
Less: current portion	2,867	72	25
Total Long-term debt (4)	$172	$2,599	$2,988

(1)
Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary. TRU Propco II is a single-purpose entity and is a separate entity from the Company. The assets and credit of TRU Propco II and its direct parent Giraffe Junior Holdings, LLC (“Giraffe Junior”) are not available to satisfy the debts or other obligations of the Company or any affiliate.

(2)	Represents obligations of Giraffe Junior.

(3)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. However, all future principal and interest will be funded through the operating cash flows of the Company.

(4)
We may maintain derivative instruments on certain of our long-term debt. Refer to Note 4 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 9 entitled “Related party transactions” for further details.

Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
As of July 29, 2017, we did not have any net assets subject to such restrictions. Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of July 29, 2017, we have funds available to finance our operations under our $1.85 billion secured revolving credit facility (“ABL Facility”) through March 2019, subject to an earlier springing maturity.
Borrowing Availability
Under our ABL Facility which expires on March 21, 2019, subject to an earlier springing maturity, we had outstanding borrowings of $845 million, a total of $93 million of outstanding letters of credit and excess availability of $439 million as of July 29, 2017. We were subject to a minimum excess availability covenant of $125 million, with remaining availability of $314 million in excess of the covenant at July 29, 2017. Availability was determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory and credit card receivables and certain Canadian real estate less any applicable availability reserves, and generally peaks in the third quarter of our fiscal year.
Giraffe Junior mezzanine loan, due fiscal 2019 ($69 million at July 29, 2017)
The Giraffe Junior mezzanine loan due fiscal 2019 required TRU Propco II to make principal repayments of (i) available excess cash flow, (ii) escrow refunds and (iii) excess release proceeds, each as defined in the Giraffe Junior mezzanine loan agreement, following payment of monthly debt service and required reserves under the Propco II mortgage loan and Giraffe Junior mezzanine loan. During the thirteen and twenty-six weeks ended July 29, 2017, Giraffe Junior made prepayments of $6 million and $11 million, respectively, related to available excess cash flow.
Subsequent Event - Debtor in Possession Financing
Debtor-in-Possession Credit Facilities
We have received binding commitments and agreements to participate, subject to certain customary conditions, for approximately $2,750 million of post-petition financing consisting of (i) $1,850 million of revolving commitments under our proposed ABL/FILO debtor-in-possession financing (the “ABL/FILO DIP Facility”), (ii) $450 million of “first in last out” term loan financing under the ABL/FILO DIP Facility and (iii) $450 million of term loan financing under our proposed term debtor-in-possession financing (the “Term DIP Facility” and, together with the ABL/FILO DIP Facility, the “DIP Facilities”).
On September 20, 2017, the Bankruptcy Court approved an interim order authorizing the Debtors to pay certain fees related to the DIP Facilities in accordance with the applicable commitment and fee letters.
ABL/FILO DIP Facility
The ABL/FILO DIP Facility is governed by the Superpriority Debtor-In-Possession Credit Agreement (the “ABL/FILO DIP Credit Agreement”), by and among the Company, certain additional Debtors party thereto, the lenders that are party thereto from time to time and an administrative and collateral agent.
The ABL/FILO DIP Facility will mature on the sixteenth month after the closing date of the ABL/FILO DIP Facility.
The principal amounts outstanding under the ABL/FILO DIP Facility will bear interest, with respect to the US borrowings, based on applicable LIBOR, prime rate or federal funds rates plus applicable margins and with respect to Canadian borrowings, based on applicable BA Rate, Canadian Prime Rate or Bank of Canada Overnight Rate plus applicable margins as set forth in the ABL/FILO Facility. The ABL/FILO Facility also will provide for certain additional fees payable to the agents and lenders, as well as availability fees payable with respect to any unused portions of the available ABL/FILO Facility.
The obligations under the ABL/FILO DIP Facility will be secured by (i) a superpriority claim over the Avoidance Actions (as defined under the ABL/FILO DIP Facility), (ii) a third priority lien on all of the collateral of the domestic loan parties, (iii) a first priority senior priming lien on all pre-and post-petition collateral of the domestic loan parties of the same type, scope and nature as the collateral under the that certain Amended and Restated Credit Agreement, dated as of August 24, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the Petition Date, the “Pre-petition Term Loan Agreement”), by and among the Company, as borrower, certain of its subsidiaries as guarantors, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, in each case subject to certain exceptions set forth in the ABL/FILO DIP Facility, (iv) a junior lien on all of the collateral of the domestic loan parties, subject to non-avoidable liens in existence at the time of the commencement of the Chapter 11 cases or valid liens in existence at the time of such commencement and (v) in the case of Toys-Canada, a superpriority lien on all property of Toys-Canada.
The ABL/FILO DIP Facility will provide for affirmative and negative covenants applicable to the Debtors, including affirmative covenants requiring the Debtors to provide financial information, budgets and other information to the agents under the ABL/FILO DIP Facility, and negative covenants restricting the Debtors' ability to incur additional indebtedness, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the ABL/FILO DIP Facility. Our ability to borrow under the ABL/FILO DIP Facility will be subject to the satisfaction of certain customary conditions precedent set forth therein.
The ABL/FILO DIP Facility will provide for certain usual and customary events of default for financings of this type, including non-payment of obligations, defaults under covenants, breaches of representations and warranties, cross-defaults to other indebtedness, attachment defaults, judgment defaults, failure to comply with ERISA rules and regulations, invalidity of collateral documents, change of control, invalidity of pre-petition loan documents and the occurrence of any number of adverse actions or consequences in any of the Chapter 11 cases. Upon the existence of an event of default, the ABL/FILO DIP Facility will provide that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.
The foregoing summary of the ABL/FILO DIP Credit Agreement does not purport to be a complete description and is qualified in its entirety by reference to the complete text of the ABL/FILO DIP Credit Agreement, which is filed as Exhibit 10.1 to our Parent’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2017 filed on September 27, 2017 and incorporated by reference herein.
DIP Term Loan
The Term DIP Facility is governed by a Debtor in Possession Credit Agreement (the “Term DIP Credit Agreement”), by and among the Company, as borrower, certain of the other Debtors party thereto, (together with the Borrower, the “DIP Term Loan Parties”), NexBank SSB, administrative agent and collateral agent, and the lenders from time to time party thereto.
The Term DIP Facility will mature sixteen months after the closing date of the Term DIP Facility, subject to certain Bankruptcy-related events.

The principal amounts outstanding under the Term DIP Facility will bear interest at either (i) the base rate plus a margin of 7.75% or (ii) the Eurodollar rate plus a margin of 8.75%. The obligations under the Term DIP Facility will be secured by, subject to certain exceptions and limitations, (i) a first priority priming lien with respect to the collateral pledged under the Pre-petition Term Loan Agreement, (ii) a first lien on property of the DIP Term Loan Parties of the same type, scope and nature as under the Pre-petition Term Loan Agreement that is unencumbered as of the Petition Date, (iii) a junior lien with respect to the property of the DIP Term Loan Parties that is of the same nature, scope and type as the collateral pledged under the ABL/FILO DIP Facility and was secured prior to the Petition Date and (iv) a first priority lien on the property of Wayne Real Estate Company, LLC.
The Term DIP Facility will provide for affirmative and negative covenants applicable to the Debtors, including affirmative covenants requiring the Debtors to provide financial information, budgets and other information to the agents under the Term DIP Facility, and negative covenants restricting the Debtors' ability to incur additional indebtedness, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the Term DIP Facility. Our ability to borrow under the Term DIP Facility will be subject to the satisfaction of certain customary conditions precedent set forth therein.
The Term DIP Facility will provide for certain usual and customary events of default for financings of this type, including non-payment of obligations, defaults under covenants, breaches of representations and warranties, cross-defaults to other indebtedness, judgment defaults, failure to comply with ERISA rules and regulations, invalidity of the loan documents, change of control and the occurrence of any number of adverse actions or consequences in any of the Chapter 11 cases against Debtors. Upon the existence of an event of default, the Term DIP Facility will provide that all principal, interest and other amounts due thereunder will become immediately due and payable, either automatically or at the election of specified lenders.
The foregoing summary of the Term DIP Credit Agreement does not purport to be a complete description and is qualified in its entirety by reference to the complete text of the Term DIP Credit Agreement, which is filed as Exhibit 10.2 to our Parent’s Quarterly Report on Form 10-Q for the quarter ended July 29, 2017 filed on September, 27, 2017 and incorporated by reference herein.

4. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
As of July 29, 2017 and January 28, 2017, we had one interest rate cap designated as a cash flow hedge. As of July 30, 2016, we had no interest rate caps designated as cash flow hedges. No material ineffectiveness was recorded for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016. We expect to reclassify a nominal net loss over the next 12 months to Interest expense from Accumulated other comprehensive loss.
Foreign Exchange Contracts
As of July 29, 2017, January 28, 2017 and July 30, 2016, we had foreign currency forward contracts to economically hedge the U.S. Dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our affiliates. These derivative contracts are not designated as hedges.
As of July 29, 2017, January 28, 2017 and July 30, 2016 derivative liabilities related to agreements that contain credit-risk related contingent features had fair values of $3 million, less than $1 million and $3 million, respectively.

The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive loss on our Condensed Consolidated Statements of Stockholder’s Deficit for the twenty-six weeks ended July 29, 2017 and July 30, 2016:

	26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016
Derivatives designated as cash flow hedges:
Beginning balance	$2	$1
Change in fair value recognized in Accumulated other comprehensive loss - Interest Rate Contracts	(1)	—
Reclassifications from Accumulated other comprehensive loss - Interest Rate Contracts	—	—
Ending balance	$1	$1
The following table sets forth the impact of derivatives on Interest expense in our Condensed Consolidated Statements of Operations for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Derivatives not designated for hedge accounting:
Gain on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	$10	$—	$6	$—
(Loss) gain on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	(7)	3	(4)	(4)
Total Interest expense	$3	$3	$2	$(4)

(1)
Gains (losses) related to our short-term intercompany loan foreign exchange contracts are recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans.

The following table contains the notional amounts and related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of July 29, 2017, January 28, 2017 and July 30, 2016:

	July 29, 2017		January 28, 2017		July 30, 2016
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$508	$—	$511	$1	$—	$—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	81	1	98	1	16	—
Accrued expenses and other current liabilities	76	(4)	32	—	64	(3)
Total derivative contracts outstanding:
Prepaid expenses and other current assets	81	1	98	1	16	—
Other assets	508	—	511	1	—	—
Total derivative assets (1)	$589	$1	$609	$2	$16	$—

Accrued expenses and other current liabilities	76	(4)	32	—	64	(3)
Total derivative liabilities (1)	$76	$(4)	$32	$—	$64	$(3)

(1)	Refer to Note 5 entitled “Fair value measurements” for the classification of our derivative instruments within the fair value hierarchy.

5. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
Currently, we use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contract is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. At the end of each period, we evaluate the inputs used to value our derivatives, which are primarily classified as Level 2. As of July 30, 2016, we did not have any outstanding interest rate contracts.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.
The tables below present our assets and liabilities measured at fair value on a recurring basis as of July 29, 2017, January 28, 2017 and July 30, 2016 aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance, July 29, 2017
Assets
Derivative financial instruments:
Interest rate contract	$—	$—	$—	$—
Foreign exchange contracts	—	1	—	1
Total assets	$—	$1	$—	$1
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$4	$—	$4
Total liabilities	$—	$4	$—	$4

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance, January 28, 2017
Assets
Derivative financial instruments:
Interest rate contract	$—	$1	$—	$1
Foreign exchange contracts	—	1	—	1
Total assets	$—	$2	$—	$2

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance, July 30, 2016
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$3	$—	$3
Total liabilities	$—	$3	$—	$3
For the periods ended July 29, 2017, January 28, 2017 and July 30, 2016, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment of long-lived assets is included in Other income, net on our Condensed Consolidated Statements of Operations.
The fair value measurements related to long-lived assets held and used classified as Level 3 were determined using a discounted cash flow valuation method or a relative, market-based approach based on purchase offers or appraisals we have received from third parties. The inputs we use to calculate discounted cash flows include the projected cash flows for the asset group (generally by store location) and, when significant, a risk-adjusted rate of return we estimate would be used by a market participant in valuing the assets. The projected cash flows are based on the Company’s sales, gross margin and expense forecasts for each asset group, taking into consideration historical cash flows, as well as anticipated costs and/or proceeds from disposal. For our market-based valuations, we use purchase offers we receive from third parties, predominantly for our properties, which are classified as Level 3 because they are not received in an organized market or observable to market participants. Alternatively, when management commits to sell properties and no third party offers exist, we use asset appraisals conducted by external specialists with experience in real estate valuations. These require a significant amount of judgment regarding appropriate comparable properties and their assessment of current market conditions.
There have been no changes in valuation technique or related inputs for long-lived assets for the twenty-six weeks ended July 29, 2017 and July 30, 2016. For the thirteen and twenty-six weeks ended July 29, 2017, we had nominal long-lived asset impairments. The table below presents our long-lived assets evaluated for impairment and measured at fair value on a nonrecurring basis for the thirteen and twenty-six weeks ended July 30, 2016, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at July 30, 2016. As of July 30, 2016, we did not have any long-lived assets classified as Level 1 or 2 within the fair value hierarchy.

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$—	$—	$—
Balance, April 30, 2016	—	—	—
Long-lived assets held and used	1	—	1
Balance, July 30, 2016	$1	$—	$1

Other Financial Instruments
The fair values of our Long-term debt including current portions are estimated using quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. The fair values of debt instruments classified as Level 1 are based on quoted prices in reasonably active markets and Level 2 instruments are valued using market prices we obtain from external third parties. Debt instruments classified as Level 3 are not publicly traded, and therefore we are unable to obtain quoted market prices, and are generally valued using estimated spreads, a present value calculation or a cash flow analysis, as appropriate. There have been no significant changes in valuation technique or related inputs for Long-term debt. The table below presents the carrying values and fair values of our Long-term debt including current portion as of July 29, 2017, January 28, 2017 and July 30, 2016, aggregated by level in the fair value hierarchy within which those measurements fall.

	Pre-Petition Long-term Debt
(In millions)	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
July 29, 2017	$3,039	$2,878	$—	$1,265	$1,613
January 28, 2017	2,671	2,542	—	1,309	1,233
July 30, 2016	3,013	2,901	724	1,349	828
Other financial instruments that are not measured at fair value on our Condensed Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these assets and liabilities, their carrying amounts approximate fair value.

6. Income taxes
The following table summarizes our Income tax expense and effective tax rates for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Loss before income taxes	$(65)	$(52)	$(153)	$(106)
Income tax expense	6	7	9	9
Effective tax rate	(9.2)%	(13.5)%	(5.9)%	(8.5)%
The effective tax rates for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016 were based on our forecasted effective tax rates, adjusted for discrete items that occurred within the periods presented. Our effective tax rate was (5.9)% for the twenty-six weeks ended July 29, 2017, compared to (8.5)% for the same period last year. The difference between our effective tax rates was primarily due to a change in the level of earnings between loss jurisdictions, such as the United States where a financial statement benefit cannot be taken for the losses incurred, to offset profitable jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016, respectively.

7. Segments
Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which provides toy and baby product offerings in 49 states in the United States, Puerto Rico and Guam, and Toys “R” Us – Canada (“Canada”), which operates in Canada. Our Domestic and Canada segments also include their respective e-commerce operations. Segment Operating (loss) earnings excludes corporate related charges and income. All intercompany transactions between segments have been eliminated. Revenues from external customers are derived primarily from merchandise sales and we do not generate material sales from any single customer.

The following table shows our percentage of Total revenues by product category:

	13 Weeks Ended		26 Weeks Ended
Toys “R” Us - Delaware:	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Baby	42.4%	43.8%	43.9%	45.6%
Core Toy	15.4%	14.1%	15.2%	13.9%
Entertainment	4.4%	4.5%	5.2%	5.0%
Learning	17.8%	18.2%	18.2%	18.3%
Seasonal	18.0%	17.5%	15.7%	15.6%
Other (1)	2.0%	1.9%	1.8%	1.6%
Total	100%	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing revenue from unaffiliated third parties.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.
A summary of financial information by reportable segment is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Total revenues
Domestic	$1,304	$1,394	$2,687	$2,868
Canada	157	166	315	325
Total revenues	$1,461	$1,560	$3,002	$3,193
Gross margin
Domestic	$433	$506	$910	$1,038
Canada	62	66	123	125
Gross margin	$495	$572	$1,033	$1,163
Operating (loss) earnings
Domestic	$(21)	$22	$(31)	$52
Canada	28	13	36	37
Corporate and other	(31)	(51)	(87)	(114)
Operating loss	(24)	(16)	(82)	(25)
Interest expense	(72)	(63)	(131)	(135)
Interest income	31	27	60	54
Loss before income taxes	$(65)	$(52)	$(153)	$(106)

(In millions)	July 29, 2017	January 28, 2017	July 30, 2016
Merchandise inventories
Domestic	$1,703	$1,708	$1,626
Canada	186	157	170
Merchandise inventories	$1,889	$1,865	$1,796

8. Litigation and legal proceedings
On September 18, 2017, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. As a result of such bankruptcy filings, substantially all proceedings pending against the Debtors have been stayed by operation of Section 362(a) of the Bankruptcy Code.

9. Related party transactions
Sponsor Advisory Agreement - Our Parent is owned by an investment group led by entities advised by or affiliated with Bain Capital Private Equity, L.P., Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008, February 1, 2009, August 29, 2014, June 1, 2015 and December 1, 2015 (“Advisory Agreement”). The term of the Advisory Agreement is currently a one-year renewable term unless our Parent or the Sponsors provide notice of termination to the other. Management and advisory fees (the “Advisory Fees”) of $6 million per annum.
We recorded Advisory Fees of $1 million and $3 million for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016, respectively. During each of the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016, the Sponsors charged us for out-of-pocket expenses, which were nominal.
Subsequent Event
Pursuant to the Consent Agreement (the “Consent Agreement”), effective as of August 31, 2017, the Sponsors agreed that the Advisory Fees due to such Sponsors under the Advisory Agreement will be deferred and the Company will not be required to pay such Advisory Fees until the earlier of (i) the date specified in writing by the Sponsors and (ii) August 31, 2018.
Other Relationships and Transactions with the Sponsors - From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. The Sponsors did not own any of our debt during the thirteen and twenty-six weeks ended July 29, 2017. During the thirteen and twenty-six weeks ended July 30, 2016, affiliates of KKR held debt and debt securities issued by us and our subsidiaries. There were no interest amounts on such debt and debt securities held by related parties during the thirteen weeks ended July 30, 2016 and less than $1 million during the twenty-six weeks ended July 30, 2016.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $1 million and $2 million for the thirteen weeks ended July 29, 2017 and July 30, 2016, respectively, and $3 million for each of the twenty-six weeks ended July 29, 2017 and July 30, 2016, with respect to less than 1% of our operated stores, which include Toys “R” Us Express stores. Of the aggregate amount paid, less than $1 million and $1 million for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016, respectively, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 349 and 351 properties from affiliates of Parent as of July 29, 2017 and July 30, 2016, respectively. Selling, general and administrative expenses (“SG&A”) included lease expense of $70 million and $142 million, respectively, which includes reimbursement of expenses of $11 million and $22 million, respectively, related to these leases for the thirteen and twenty-six weeks ended July 29, 2017. For the thirteen and twenty-six weeks ended July 30, 2016, SG&A included lease expense of $71 million and $142 million, respectively, which includes reimbursement expenses of $12 million and $23 million related to these leases.
Other Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) - Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For each of the thirteen and twenty-six weeks ended July 29, 2017, SG&A expenses associated with store closures were less than $1 million. For the thirteen and twenty-six weeks ended July 30, 2016, SG&A included expenses of a nominal amount and $7 million, respectively, related to expenses associated with store closures.
Related Party Finance Obligations Associated with Capital Projects - In fiscal 2012, we were significantly involved in the construction of two leased stores with our affiliate TRU Propco I which included non-standard tenant improvements. As a result of this involvement, we are deemed the “owner” for accounting purposes and are required to capitalize the construction costs on our Condensed Consolidated Balance Sheets. Upon completion of these projects, we performed an analysis pursuant to ASC 840, “Leases” and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we record related party finance obligations equal to the cash proceeds and fair market value of the assets received. As of July 29, 2017, January 28, 2017 and July 30, 2016, we had related party financing obligations of $9 million, respectively. These amounts are included in Other non-current liabilities on our Condensed Consolidated Balance Sheets. The rental payments to TRU Propco I are recognized as a reduction of the financing obligation and interest expense.

Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“DSA”). The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net in our Condensed Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for the thirteen and twenty-six weeks ended July 29, 2017 for these services were less than $1 million and $1 million, respectively. For the thirteen and twenty-six weeks ended July 30, 2016 we charged $1 million and $2 million, respectively.
In addition, we incurred service fees associated with our China sourcing office of $2 million and $5 million for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016, respectively. These costs are recorded within SG&A in the Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (“ITASSA”) - We provide information technology services, store operations services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016, we charged our affiliates $7 million and $12 million, respectively, for these services, which are recorded in Other income, net on our Condensed Consolidated Statements of Operations.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy and baby businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and twenty-six weeks ended July 29, 2017, we charged Parent’s foreign affiliates license fees of $15 million and $29 million, respectively, which are classified in our Condensed Consolidated Statements of Operations as Other revenues. For the thirteen and twenty-six weeks ended July 30, 2016, we charged Parent’s foreign affiliates license fees of $13 million and $26 million, respectively.
Stock Compensation Expense - For the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016, we recorded less than $1 million and $1 million, respectively, of Parent’s total stock-based compensation expense, which related to awards issued to participants, in SG&A.
Due from Affiliates, Net - As of July 29, 2017, January 28, 2017 and July 30, 2016, Due from affiliates, net, of $1,073 million, $1,017 million and $969 million, respectively, primarily consisted of receivables from Parent. In connection with loans to and from Parent, we recognize related party interest expense and related party interest income. As discussed in Note 1 entitled “Basis of Presentation,” the Parent filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code.
As of July 29, 2017, January 28, 2017 and July 30, 2016, $15 million, $13 million and $15 million, respectively, of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of July 29, 2017, January 28, 2017 and July 30, 2016, the net amount owed to our affiliates was $10 million, $11 million and $8 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Condensed Consolidated Balance Sheets.
Short-term Borrowings from Parent - From time to time, we have short-term intercompany loans outstanding with Parent. As of July 29, 2017, January 28, 2017 and July 30, 2016, we maintained balances of $281 million, $261 million and $342 million, respectively, in short-term intercompany loans from Parent. For the thirteen and twenty-six weeks ended July 29, 2017, we incurred $2 million and $3 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent. For the thirteen and twenty-six weeks ended July 30, 2016, we incurred $1 million and $3 million, respectively, of such expenses.
Income Taxes Payable to Parent - We make income tax payments to Parent based on certain tax-sharing agreements made with Parent regarding our consolidated tax filings.  As of July 29, 2017, January 28, 2017 and July 30, 2016, Income taxes payable to Parent were $117 million, $118 million and $101 million, respectively.

10. Dispositions
During the thirteen and twenty-six weeks ended July 29, 2017, we sold certain assets for nominal proceeds resulting in nominal net gains. Net gains on sales are included in Other income, net on our Condensed Consolidated Statements of Operations.

11. Accumulated other comprehensive loss
Total other comprehensive income (loss), net of tax is included in our Condensed Consolidated Statements of Comprehensive Loss and Condensed Consolidated Statements of Stockholder’s Deficit. Accumulated other comprehensive loss is reflected in Total stockholder’s deficit on our Condensed Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, January 30, 2016	$(71)	$1	$(70)
Change	7	—	7
Balance, April 30, 2016	(64)	1	(63)
Change	(3)	—	(3)
Balance, July 30, 2016	$(67)	$1	$(66)

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, January 28, 2017	$(69)	$2	$(67)
Change	(4)	—	(4)
Balance, April 29, 2017	(73)	2	(71)
Change	5	(1)	4
Balance, July 29, 2017	$(68)	$1	$(67)

12. Recent accounting pronouncements
In August 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-12 “Derivatives and Hedging (Topic 815)” (“ASU 2017-12”). The amendments of ASU 2017-12 expand an entity’s ability to apply hedge accounting for nonfinancial and financial risk components and allow for a simplified approach for fair value hedging of interest rate risk. ASU 2017-12 eliminates the need to separately measure and report hedge ineffectiveness and generally requires the entire change in fair value of a hedging instrument to be presented in the same income statement line as the hedged item. Additionally, ASU 2017-12 simplifies the hedge documentation and effectiveness assessment requirements under the previous guidance. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. Management is currently assessing the impact the adoption of ASU 2017-12 will have on our Condensed Consolidated Financial Statements.
In May 2017, the FASB issued ASU No. 2017-09 “Compensation-Stock Compensation (Topic 718)” (“ASU 2017-09”). ASU 2017-09 provides clarification on when modification accounting should be used for changes to the terms or conditions of a share-based payment award. This ASU does not change the accounting for modifications but clarifies that modification accounting guidance should only be applied if there is a change to the value, vesting conditions or award classification and would not be required if the changes are considered non-substantive. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The adoption of ASU 2017-09 is not expected to have an impact on our Condensed Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. ASU 2016-02 retains a distinction between finance leases (i.e. capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The accounting applied by the lessor is largely unchanged from that applied under current GAAP. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Management is currently assessing the impact the adoption of ASU 2016-02 will have on our Condensed Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments of ASU 2014-09 were effective for reporting periods beginning after December 15, 2016, with early adoption prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.
Subsequent to issuing ASU 2014-09, the FASB issued the following amendments concerning the adoption and clarification of ASU 2014-09. In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606), Deferral of the Effective Date,” which deferred the effective date one year. As a result, the amendments of ASU 2014-09 are effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016. In March 2016, the FASB issued ASU No. 2016-08 “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. ASU 2016-08 clarifies how an entity should identify the unit of accounting (i.e. the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued ASU No. 2016-10 “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing,” which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. In December, FASB issued ASU No. 2016-20 “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”). ASU 2016-20 provides update to ASC 606, “Revenue from Contracts with Customers,” which will allow entities not to make quantitative disclosures about remaining performance obligations in certain cases and require entities that use any of the new or previously existing optional exemptions to expand their qualitative disclosures. It also makes 12 additional technical corrections and improvements to the new revenue standard. While the Company is continuing to assess all of the potential impacts of the new standard, we generally anticipate having substantially similar performance obligations under the amended guidance. The Company does not expect the implementation of the standard will have a material effect on the Company's consolidated results of operations, cash flows or financial position. The Company is planning to adopt this standard as of the first day of fiscal 2018 (February 4, 2018) under the modified retrospective approach, which will result in a cumulative adjustment to retained earnings.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our financial condition and our historical results of operations for the periods presented. Throughout this MD&A when discussing our results of operations, we refer to the impact of foreign currency translation on our Canada segment results.  Transactions in our Canada segment are recorded in its functional currency, then converted to U.S. Dollar for financial reporting.  We calculate the effect of changes in foreign currency exchange rates by measuring the difference between current period activity translated at the current period’s foreign exchange rates and current period activity translated at last period’s rates. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended January 28, 2017, included as an exhibit to Parent’s Form 8-K filed on April 12, 2017 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing a variety of toy and baby products worldwide through our omnichannel offerings that leverage the synergies between our brick-and-mortar stores and e-commerce. Our reportable segments are Toys “R” Us – Domestic (“Domestic”), which operated 885 stores in 49 states in the United States, Puerto Rico and Guam; and Toys “R” Us – Canada (“Canada”), which operated 82 stores as of July 29, 2017. Our Domestic and Canada segments also include their respective e-commerce operations.

Voluntary Reorganization Under Chapter 11
On the Petition Date, the Debtors filed Bankruptcy Petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors have filed a motion with the Bankruptcy Court seeking joint administration of their Chapter 11 cases.
We are currently operating our business as debtors-in-possession in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. After the Debtors filed our Chapter 11 petitions, the Bankruptcy Court granted certain relief requested by the Debtors enabling us to conduct our business activities in the ordinary course, including, among other things and subject to the terms and conditions of such orders, authorizing the Debtors to pay employee wages and benefits, to pay taxes and certain governmental fees and charges, to continue to operate the Debtors’ cash management system in the ordinary course, and to pay the pre-petition claims of certain of the Debtors’ vendors. For goods and services provided following the Petition Date, we intend to pay vendors in full under normal terms.
Subject to certain exceptions, under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the Petition Date. Accordingly, although the filing of the Bankruptcy Petitions triggered defaults under the Debtors’ funded debt obligations, creditors are stayed from taking any actions against the Debtors as a result of such defaults, subject to certain limited exceptions permitted by the Bankruptcy Code. Absent an order of the Bankruptcy Court, substantially all of the Debtors’ pre-petition liabilities are subject to settlement under the Bankruptcy Code.
For the duration of the Debtors’ Chapter 11 proceedings, the Debtors’ operations and ability to develop and execute their business plan are subject to the risks and uncertainties associated with the Chapter 11 process as described in Item 1A. “Risk Factors” of our Parent’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and Quarterly Report on Form 10-Q for the quarter ended July 29, 2017. As a result of these risks and uncertainties, the amount and composition of the Company’s assets, liabilities, officers and/or directors could be significantly different following the outcome of the Chapter 11 proceedings, and the description of the Company’s operations, properties and liquidity and capital resources included in this quarterly report may not accurately reflect its operations, properties and liquidity and capital resources following the Chapter 11 process.
In particular, subject to certain exceptions, under the Bankruptcy Code, the Debtors may assume, assume and assign or reject executory contracts and unexpired leases subject to the approval of the Bankruptcy Court and certain other conditions. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such executory contract or unexpired lease and, subject to certain exceptions, relieves the Debtors of performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach subject, in the case of the rejection of unexpired leases of real property, to certain caps on damages. Counterparties to such rejected contracts or leases may assert unsecured claims in the Bankruptcy Court against the applicable Debtor’s estate for such damages. Generally, the assumption or assumption and assignment of an executory contract or unexpired lease requires the Debtors to cure existing monetary defaults under such executory contract or unexpired lease and provide adequate assurance of future performance thereunder. Accordingly, any description of an executory contract or unexpired lease with the Debtor in this quarterly report, including where applicable a quantification of the Company’s obligations under any such executory contract or unexpired lease with the Debtor is qualified by any overriding rejection rights the Company has under the Bankruptcy Code. Further, nothing herein is or shall be deemed an admission with respect to any claim amounts or calculations arising from the rejection of any executory contract or unexpired lease and the Debtors expressly preserve all of their rights with respect thereto.
Exclusivity; Plan of Reorganization
Under the Bankruptcy Code, the Debtors currently have the exclusive right to file a plan of reorganization under Chapter 11 through and including 120 days after the Petition Date, and to solicit acceptances of such plan through and including 180 days after the Petition Date. These deadlines may be extended with the approval of the Bankruptcy Court.
The Debtors plan to emerge from our Chapter 11 cases after we obtain approval from the Bankruptcy Court for a Chapter 11 plan of reorganization. Among other things, a Chapter 11 plan of reorganization will determine the rights and satisfy the claims of the Debtors’ creditors and security holders. The terms and conditions of a Chapter 11 plan of reorganization will be determined through negotiations with the Debtors’ stakeholders and, possibly, decisions by the Bankruptcy Court.
Under the absolute priority scheme established by the Bankruptcy Code, unless the Debtors’ creditors agree otherwise, all of pre-petition liabilities and post-petition liabilities must be satisfied in full before the holders of the Debtors’ existing equity interests can receive any distribution or retain any property under a plan of reorganization. The ultimate recovery to creditors and/or shareholders, if any, will not be determined until confirmation and implementation of a plan or plans of reorganization. We can give no assurance that any recovery or distribution of any amount will be made to any of our creditors or shareholders. The plan of reorganization could result in any of the holders of the Debtors’ liabilities and/or securities, including our Parent’s common stock, receiving no distribution on account of their interests and cancellation of their holdings. Moreover, a plan of reorganization can be confirmed, under the Bankruptcy Code, even if the holders of our Parent’s common stock vote against the plan of reorganization and even if the plan of reorganization provides that the holders of our Parent’s common stock receive no distribution on account of their equity interests.
Ability to Continue as a Going Concern
The Condensed Consolidated Financial Statements included in this Quarterly Report on Form 10-Q have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities and commitments in the normal course of business. The Condensed Consolidated Financial Statements do not reflect any adjustments that might result from the outcome of our Chapter 11 proceedings. We have significant indebtedness. Our level of indebtedness has adversely impacted and is continuing to adversely impact our financial condition. Our financial condition, the defaults under our debt agreements, and the risks and uncertainties surrounding our Chapter 11 proceedings, raise substantial doubt as to the Company’s ability to continue as a going concern.
DIP Financing
See Note 3 to our Condensed Consolidated Financial Statements entitled “Long-term debt” for discussion of the DIP Financing, which provides us up to $2,750 million in senior secured, super-priority financing.

Financial Performance
As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance for the thirteen and twenty-six weeks ended July 29, 2017 compared to the thirteen and twenty-six weeks ended July 30, 2016:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Total revenues	$1,461	$1,560	$3,002	$3,193
Same store sales	(6.4)%	0.5%	(6.0)%	0.7%
Gross margin	$495	$572	$1,033	$1,163
Gross margin as a percentage of Total revenues	33.9%	36.7%	34.4%	36.4%
Selling, general and administrative expenses (“SG&A”)	$520	$565	$1,092	$1,151
SG&A as a percentage of Total revenues	35.6%	36.2%	36.4%	36.0%
Net loss	$(71)	$(59)	$(162)	$(115)
Non-GAAP Financial Measure:
Adjusted EBITDA (1)	$9	$49	$18	$92
(1) For an explanation of Adjusted EBITDA as a measure of the Company’s operating performance and a reconciliation to Net loss, see “Non-GAAP Financial Measure - Adjusted EBITDA.”
Second quarter 2017 financial highlights:

•	Total revenues decreased by $99 million compared to the prior year period, primarily due to a decline in same store sales.

•	Consolidated same store sales decreased by 6.4 percentage points as a result of declines in both our Domestic and Canada segments.

•	Gross margin, as a percentage of Total revenues, (“Gross margin rate”) declined in both our Domestic and Canada segments.

•	SG&A decreased by $45 million primarily due to a decline in payroll expenses.

•	Net loss increased by $12 million.
Year-to-date 2017 financial highlights:

•	Total revenues decreased by $191 million compared to the prior year period, primarily due to a decline in same store sales.

•	Consolidated same store sales decreased by 6.0 percentage points as a result of declines in both our Domestic and Canada segments.

•	Gross margin rate declined in our Domestic segment, partially offset by an increase in our Canada segment.

•	SG&A decreased by $59 million primarily due to declines in payroll expenses and professional fees.

•	Net loss increased by $47 million.

Same Store Sales
In computing same store sales, we include stores that have been open for at least 56 weeks from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores that have a cumulative lease term of at least two years (“Long-Term Express”) and have been open for at least 56 weeks from their soft opening date are also included in the computation of same store sales.
Our same store sales computation includes the following:

•	stores that have been remodeled while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded or contracted within their current locations; and

•	sales from our e-commerce businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for 56 weeks or more and online, we can better gauge how the core store base and e-commerce business is performing since same store sales excludes the impact of store openings and closings. We calculate International same store sales by applying prior year foreign exchange rates to both current year and prior year sales to provide a consistent basis for comparison.
Various factors affect same store sales, including the number of and timing of stores we open, close, convert, relocate, expand or contract, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions, terrorism and catastrophic events can affect same store sales because they may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our same store sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that same store sales will continue to fluctuate in the future.
The changes in our same store sales for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016 are as follows:

	13 Weeks Ended		26 Weeks Ended
	July 29, 2017 vs. 2016	July 30, 2016 vs. 2015	July 29, 2017 vs. 2016	July 30, 2016 vs. 2015
Domestic	(6.8)%	0.0%	(6.5)%	0.1%
Canada	(3.3)%	4.6%	(1.8)%	6.7%
Toys “R” Us - Delaware	(6.4)%	0.5%	(6.0)%	0.7%

Percentage of Total Revenues by Product Category

	13 Weeks Ended		26 Weeks Ended
Toys “R” Us - Delaware:	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Baby	42.4%	43.8%	43.9%	45.6%
Core Toy	15.4%	14.1%	15.2%	13.9%
Entertainment	4.4%	4.5%	5.2%	5.0%
Learning	17.8%	18.2%	18.2%	18.3%
Seasonal	18.0%	17.5%	15.7%	15.6%
Other (1)	2.0%	1.9%	1.8%	1.6%
Total	100%	100%	100%	100%

(1)	Consists primarily of non-product related revenues, including licensing revenue from unaffiliated third parties.
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

Store Count by Segment

Store Type	Domestic		Canada		Toys “R” Us - Delaware
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Traditional Toy	357	359	26	26	383	385
Side by Side	212	213	56	56	268	269
Baby	223	223	—	—	223	223
Outlet	50	35	—	—	50	35
Long-Term Express	43	45	—	—	43	45
Total Operated	885	875	82	82	967	957

Excluded from store count:
Temporary Express	10	24	—	—	10	24

Net Loss

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Toys “R” Us - Delaware	$(71)	$(59)	$(12)	$(162)	$(115)	$(47)
Net loss increased by $12 million to $71 million for the thirteen weeks ended July 29, 2017, compared to $59 million for the same period last year. The increase was primarily due to a $77 million decline in Gross margin, partially offset by a $69 million decrease in operating expenses driven by SG&A.
Net loss increased by $47 million to $162 million for the twenty-six weeks ended July 29, 2017, compared to $115 million for the same period last year. The increase was primarily due to a $130 million decline in Gross margin, partially offset by a $73 million decrease in operating expenses driven by SG&A.

Total Revenues

	13 Weeks Ended
					Percentage of Total revenues
($ In millions)	July 29, 2017	July 30, 2016	$ Change	% Change	July 29, 2017	July 30, 2016
Domestic	$1,304	$1,394	$(90)	(6.5)%	89.3%	89.4%
Canada	157	166	(9)	(5.4)%	10.7%	10.6%
Toys “R” Us - Delaware	$1,461	$1,560	$(99)	(6.3)%	100.0%	100.0%
Total revenues decreased by $99 million or 6.3%, to $1,461 million for the thirteen weeks ended July 29, 2017, compared to $1,560 million for the same period last year. Foreign currency translation decreased Total revenues by $3 million for the thirteen weeks ended July 29, 2017.
Excluding the impact of foreign currency translation, the decrease in Total revenues was primarily due to a decline in same store sales driven by a decrease in the number of transactions.
Total revenues included $15 million and $13 million of licensing revenue charged to our Parent’s foreign affiliates for the thirteen weeks ended July 29, 2017 and July 30, 2016, respectively.

	26 Weeks Ended
					Percentage of Total revenues
($ In millions)	July 29, 2017	July 30, 2016	$ Change	% Change	July 29, 2017	July 30, 2016
Domestic	$2,687	$2,868	$(181)	(6.3)%	89.5%	89.8%
Canada	315	325	(10)	(3.1)%	10.5%	10.2%
Toys “R” Us - Delaware	$3,002	$3,193	$(191)	(6.0)%	100.0%	100.0%
Total revenues decreased by $191 million or 6.0%, to $3,002 million for the twenty-six weeks ended July 29, 2017, compared to $3,193 million for the same period last year. Foreign currency translation decreased Total revenues by $4 million for the twenty-six weeks ended July 29, 2017.
Excluding the impact of foreign currency translation, the decrease in Total revenues was primarily due to a decline in same store sales driven by a decrease in the number of transactions.
Total revenues included $29 million and $26 million of licensing revenue charged to our Parent’s foreign affiliates for the twenty-six weeks ended July 29, 2017 and July 30, 2016, respectively.
Domestic
Total revenues for our Domestic segment decreased by $90 million or 6.5%, to $1,304 million for the thirteen weeks ended July 29, 2017, primarily due to a decline in same store sales of 6.8%.
The decrease in same store sales resulted primarily from decreases in our baby and learning categories. The decline in our baby category was mainly due to infant care products, baby gear and consumables. The decline in our learning category was predominantly due to construction toys.

Total revenues for our Domestic segment decreased by $181 million or 6.3%, to $2,687 million for the twenty-six weeks ended July 29, 2017, primarily due to a decline in same store sales of 6.5%.
The decrease in same store sales resulted primarily from decreases in our baby, learning and seasonal categories. The decline in our baby category was mainly due to baby gear, infant care products and infant bedding. The decline in our learning category was predominantly due to construction toys. The decline in our seasonal category was mainly due to outdoor products. Partially offsetting the decreases was an increase in our core toy category primarily in dolls.
Canada
Total revenues for our Canada segment decreased by $9 million or 5.4%, to $157 million for the thirteen weeks ended July 29, 2017. Excluding a $3 million decrease in Total revenues due to foreign currency translation, Canada Total revenues decreased primarily as a result of a 3.3% decline in same store sales.
The decrease in same store sales resulted primarily from decreases in our learning and baby categories. The decline in our learning category was predominantly due to construction toys. The decline in our baby category was mainly due to baby gear and consumables. Partially offsetting these decreases was an increase in our entertainment category primarily due to video game systems.
Total revenues for our Canada segment decreased by $10 million or 3.1%, to $315 million for the twenty-six weeks ended July 29, 2017. Excluding a $4 million decrease in Total revenues due to foreign currency translation, Canada Total revenues decreased primarily as a result of a 1.8% decline in same store sales.
The decrease in same store sales resulted primarily from decreases in our learning and baby categories. The decline in our learning category was predominantly due to construction toys. The decline in our baby category was mainly due to consumables and furniture. Partially offsetting these decreases was an increase in our entertainment category primarily due to video game systems.

Gross Margin
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our consolidated Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 29, 2017	July 30, 2016	$ Change	July 29, 2017	July 30, 2016	Change
Domestic	$433	$506	$(73)	33.2%	36.3%	(3.1)%
Canada	62	66	(4)	39.5%	39.8%	(0.3)%
Toys “R” Us - Delaware	$495	$572	$(77)	33.9%	36.7%	(2.8)%
Gross margin decreased by $77 million to $495 million for the thirteen weeks ended July 29, 2017, compared to $572 million for the same period last year. Foreign currency translation decreased Gross margin by $1 million for the thirteen weeks ended July 29, 2017.
Gross margin rate decreased by 280 basis points for the thirteen weeks ended July 29, 2017 compared to the same period last year. The decrease in Gross margin rate was mainly due to our Domestic segment.

	26 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 29, 2017	July 30, 2016	$ Change	July 29, 2017	July 30, 2016	Change
Domestic	$910	$1,038	$(128)	33.9%	36.2%	(2.3)%
Canada	123	125	(2)	39.0%	38.5%	0.5%
Toys “R” Us - Delaware	$1,033	$1,163	$(130)	34.4%	36.4%	(2.0)%
Gross margin decreased by $130 million to $1,033 million for the twenty-six weeks ended July 29, 2017, compared to $1,163 million for the same period last year. Foreign currency translation decreased Gross margin by $2 million for the twenty-six weeks ended July 29, 2017.
Gross margin rate decreased by 200 basis points for the twenty-six weeks ended July 29, 2017 compared to the same period last year. The decrease in Gross margin rate was due to our Domestic segment.
Domestic
Gross margin decreased by $73 million to $433 million for the thirteen weeks ended July 29, 2017. Gross margin rate decreased by 310 basis points for the thirteen weeks ended July 29, 2017, compared to the same period last year.
Gross margin decreased by $128 million to $910 million for the twenty-six weeks ended July 29, 2017. Gross margin rate decreased by 230 basis points for the twenty-six weeks ended July 29, 2017, compared to the same period last year.
The decrease in Gross margin rate for the thirteen and twenty-six weeks ended July 29, 2017 resulted primarily from an increase in sales of products on promotion and our competitive pricing strategy, along with an increase in recorded inventory reserves.
Canada
Gross margin decreased by $4 million to $62 million for the thirteen weeks ended July 29, 2017. Gross margin rate decreased by 30 basis points for the thirteen weeks ended July 29, 2017, compared to the same period last year.
The decrease in Gross margin rate resulted primarily from the increased cost of USD denominated inventory purchases.
Gross margin decreased by $2 million to $123 million for the twenty-six weeks ended July 29, 2017. Gross margin rate increased by 50 basis points for the twenty-six weeks ended July 29, 2017, compared to the same period last year.
The improved Gross margin rate resulted primarily from an increase in vendor allowances, partially offset by an increase in sales mix of lower margin entertainment products.

Selling, General and Administrative Expenses
The following table presents expenses as a percentage of consolidated SG&A:

	13 Weeks Ended		26 Weeks Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Payroll and related benefits	41.0%	44.1%	42.7%	43.7%
Occupancy costs	36.7%	34.0%	34.7%	33.2%
Advertising and promotional expenses	7.1%	5.9%	7.1%	6.4%
Transaction fees (1)	3.6%	3.5%	3.5%	3.8%
Professional fees	2.6%	3.1%	2.5%	3.1%
Other (2)	9.0%	9.4%	9.5%	9.8%
Total	100%	100%	100%	100%

(1)	Primarily consists of credit card fees.

(2)	Includes costs related to website hosting, transporting merchandise from distribution centers to stores, store related supplies and signage and other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 29, 2017	July 30, 2016	$ Change	July 29, 2017	July 30, 2016	Change
Toys “R” Us - Delaware	$520	$565	$(45)	35.6%	36.2%	(0.6)%
SG&A decreased by $45 million to $520 million for the thirteen weeks ended July 29, 2017, compared to $565 million for the same period last year. Foreign currency translation decreased SG&A by $1 million. As a percentage of Total revenues, SG&A decreased by 60 basis points.
Excluding the impact of foreign currency translation, SG&A decreased by $44 million primarily due to a $36 million decline in payroll expenses, mainly attributable to incentive compensation and expense reduction initiatives.

	26 Weeks Ended
				Percentage of Total revenues
($ In millions)	July 29, 2017	July 30, 2016	$ Change	July 29, 2017	July 30, 2016	Change
Toys “R” Us - Delaware	$1,092	$1,151	$(59)	36.4%	36.0%	0.4%
SG&A decreased by $59 million to $1,092 million for the twenty-six weeks ended July 29, 2017, compared to $1,151 million for the same period last year. Foreign currency translation decreased SG&A by $1 million. As a percentage of Total revenues, SG&A increased by 40 basis points.
Excluding the impact of foreign currency translation, SG&A decreased by $58 million primarily due to a $36 million decline in payroll expenses, mainly attributable to incentive compensation and expense reduction initiatives which included an $8 million decline in professional fees as compared to the prior period.

Depreciation and Amortization

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Toys “R” Us - Delaware	$46	$53	$(7)	$92	$104	$(12)
Depreciation and amortization decreased by $7 million and $12 million for the thirteen and twenty-six weeks ended July 29, 2017, respectively, compared to the same periods last year. The decrease for both periods was primarily due to fully depreciated assets.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	information technology and administrative support service income;

•	foreign exchange gains and losses;

•	management service fees income;

•	impairment of long-lived assets;

•	net gains on sales; and

•	other operating income and expenses.

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Toys “R” Us - Delaware	$47	$30	$17	$69	$67	$2
Other income, net increased by $17 million to $47 million for the thirteen weeks ended July 29, 2017, compared to $30 million for the same period last year. The increase was primarily due to a $16 million increase in unrealized gain on foreign exchange related to the re-measurement of the Tranche A-1 loan facility attributed to Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (“Toys-Canada”).

Other income, net increased by $2 million to $69 million for the twenty-six weeks ended July 29, 2017, compared to $67 million for the same period last year.

Interest Expense

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Toys “R” Us - Delaware	$72	$63	$9	$131	$135	$(4)
Interest expense increased by $9 million to $72 million for the thirteen weeks ended July 29, 2017, compared to $63 million for the same period last year. The increase was primarily due to the change in fair value of derivative contracts.
Interest expense decreased by $4 million to $131 million for the twenty-six weeks ended July 29, 2017, compared to $135 million for the same period last year. The decrease was primarily due to the Toys “R” Us Property Company II, LLC debt refinancing in fiscal 2016, partially offset by higher borrowings on our $1.85 billion secured revolving credit facility (“ABL Facility”).

Interest Income

	13 Weeks Ended			26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	Change	July 29, 2017	July 30, 2016	Change
Toys “R” Us - Delaware	$31	$27	$4	$60	$54	$6
Interest income increased by $4 million to $31 million for the thirteen weeks ended July 29, 2017, compared to the same period last year. Interest income increased by $6 million to $60 million for the twenty-six weeks ended July 29, 2017, compared to the same period last year. The increase for both periods was primarily due to an increase in interest income on loans receivable from Parent. Refer to Note 9 to the Condensed Consolidated Financial Statements entitled “Related party transactions” for further details.

Income Tax Expense
The following table summarizes our Income tax expense and effective tax rates for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016:

	13 Weeks Ended		26 Weeks Ended
($ In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Loss before income taxes	$(65)	$(52)	$(153)	$(106)
Income tax expense	6	7	9	9
Effective tax rate	(9.2)%	(13.5)%	(5.9)%	(8.5)%
The effective tax rates for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016 were based on our forecasted effective tax rates, adjusted for discrete items that occurred within the periods presented. Our effective tax rate was (5.9)% for the twenty-six weeks ended July 29, 2017 compared to (8.5)% for the same period last year. The difference between our effective tax rates was primarily due to a change in the level of earnings between loss jurisdictions, such as the United States where a financial statement benefit cannot be taken for the losses incurred, to offset profitable jurisdictions.
There were no significant discrete items that impacted our effective tax rate for the thirteen and twenty-six weeks ended July 29, 2017 and July 30, 2016, respectively.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.

In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Net loss	$(71)	$(59)	$(162)	$(115)

Add:
Income tax expense	6	7	9	9
Interest expense, net	41	36	71	81
Depreciation and amortization	46	53	92	104
EBITDA	22	37	10	79

Adjustments:
Certain transaction costs (a)	2	5	5	8
Store closure costs (b)	2	—	2	7
Sponsors’ management and advisory fees (c)	1	1	3	3
Foreign currency re-measurement (d)	(12)	4	(7)	(9)
Compensation expense (e)	(3)	1	(2)	2
Litigation (f)	(3)	—	(3)	—
Severance	—	—	10	1
Impairment of long-lived assets	—	1	—	1
Adjusted EBITDA (g)	$9	$49	$18	$92

(a)	Represents expenses associated with the transition of our U.S. e-commerce operations and other transaction costs.

(b)	Represents store closure costs, net of lease surrender income.

(c)	Represents the fees expensed to our Sponsors in accordance with the advisory agreement.

(d)	Represents the unrealized (gain) loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility attributed to Toys-Canada.

(e)
Represents the incremental compensation expense (benefit) related to certain one-time awards and modifications, net of forfeitures and reversals relating to certain officers’ awards based on performance targets.

(f)	Represents certain litigation expenses and settlements recorded for legal matters.

(g)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, net gains on sales and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

Liquidity and Capital Resources
Pre-Petition Overview
Under our ABL Facility, we had outstanding borrowings of $845 million, a total of $93 million of outstanding letters of credit and excess availability of $439 million as of July 29, 2017. We were subject to a minimum excess availability covenant of $125 million, with remaining availability of $314 million in excess of the covenant at July 29, 2017. Availability was determined pursuant to a borrowing base, consisting of specified percentages of eligible inventory among other assets, and generally peaks in the third quarter of our fiscal year. As of July 29, 2017, we had total liquidity of $365 million, which included cash and cash equivalents of $51 million.
In addition, from time to time, we may have short-term intercompany loans outstanding from Parent. As of July 29, 2017, January 28, 2017 and July 30, 2016, we had outstanding balances of $281 million, $261 million and $342 million, respectively, in short-term intercompany loans from Parent.

Post-Petition Overview
The filing of the Bankruptcy Petitions constituted an event of default with respect to certain of our existing debt obligations. However, subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the filing of the Bankruptcy Petitions. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the Debtors’ property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.
The Bankruptcy Court has approved payment of certain pre-petition obligations, including payments for employee wages, salaries and certain other benefits, customer programs, taxes, utilities, insurance, surety bond premiums as well as payments to certain vendors. Despite the liquidity provided by our existing cash on hand, our ability to maintain normal credit terms with our suppliers may become impaired. We may be required to pay cash in advance to certain vendors and may experience restrictions on the availability of trade credit, which would further reduce our liquidity. If liquidity problems persist, our suppliers could refuse to provide key products and services in the future. In addition, due to the public perception of our financial condition and results of operations, in particular with regard to our potential failure to meet our debt obligations, some vendors could be reluctant to enter into long-term agreements with us.
We have received binding commitments, subject to certain customary conditions, from certain institutions and funding parties for DIP Financing as discussed in Note 3 to our Condensed Consolidated Financial Statements entitled “Long-term debt.” The DIP Financing provides us for $2,750 million in senior secured, super-priority financing. The Bankruptcy Court approved interim orders in September 2017 authorizing us to access interim relief in connection with the DIP Financing and to pay certain fees in connection with the DIP Financing, as described in more detail in Note 3 to our Condensed Consolidated Financial Statements entitled “Long-term debt.” We cannot be certain that the Bankruptcy Court will approve final orders authorizing entry into future DIP financing arrangements.
In addition to the cash requirements necessary to fund ongoing operations, we have incurred significant professional fees and other costs in connection with our Chapter 11 proceedings and expect that we will continue to incur significant professional fees and costs throughout our Chapter 11 proceedings.
Although the Company has obtained DIP financing, there are no assurances that our current liquidity is sufficient to allow us to satisfy our obligations related to the Chapter 11 cases, allow us to proceed with the confirmation of a Chapter 11 plan of reorganization and allow us to emerge from bankruptcy. In addition, we must comply with the covenants of our DIP Financing in order to access our borrowings thereunder. These covenants include, among other things, affirmative covenants requiring us to provide financial information, budgets and other information to the agents under the DIP Financing and negative covenants restricting our ability to incur additional indebtedness, grant liens, dispose of assets, pay dividends or take certain other action, in each case except as permitted by the DIP Financing. We can provide no assurance that we will be able to comply with the covenants of our DIP Financing or secure additional interim financing or exit financing sufficient to meet our liquidity needs or, if sufficient funds are available, offered to us on acceptable terms.
Our ability to maintain adequate liquidity through the reorganization process and beyond depends on successful operation of our business, and appropriate management of operating expenses and capital spending. Our anticipated liquidity needs are highly sensitive to changes in each of these and other factors.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for enhancing our e-commerce and other information technology and logistics systems, as well as improving existing stores and construction of new stores. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table presents our capital expenditures for the twenty-six weeks ended July 29, 2017 and July 30, 2016:

	26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016
Information technology	$29	$34
Store improvements	9	9
New stores	5	2
Distribution centers	3	8
Other store-related projects (1)	8	12
Total capital expenditures	$54	$65

(1)	Includes remodels and other store updates.

Cash Flows

	26 Weeks Ended
(In millions)	July 29, 2017	July 30, 2016	Change
Net cash used in operating activities	$(297)	$(435)	$138
Net cash used in investing activities	(54)	(65)	11
Net cash provided by financing activities	361	534	(173)
Effect of exchange rate changes on Cash and cash equivalents	1	1	—
Net increase during period in Cash and cash equivalents	$11	$35	$(24)
Cash Flows Used in Operating Activities
Net cash used in operating activities decreased by $138 million to $297 million for the twenty-six weeks ended July 29, 2017, compared to $435 million for the twenty-six weeks ended July 30, 2016. The decrease was primarily due to a reduction in Domestic merchandise purchases and annual bonus payments, partially offset by a decline in operating performance.
Cash Flows Used in Investing Activities
Net cash used in investing activities decreased by $11 million to $54 million for the twenty-six weeks ended July 29, 2017, compared to $65 million for the twenty-six weeks ended July 30, 2016, due to a decline in capital expenditures.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities decreased by $173 million to $361 million for the twenty-six weeks ended July 29, 2017, compared to $534 million for the twenty-six weeks ended July 30, 2016. The decrease was due to a $215 million decrease in net long-term debt borrowings, partially offset by a $42 million increase in net short-term debt borrowings with Parent.

Pre-Petition Debt
As of July 29, 2017, we had total indebtedness (excluding Short-term borrowings from Parent) of $3,039 million, of which $2,841 million was secured indebtedness. During the twenty-six weeks ended July 29, 2017, there were no significant events that occurred with respect to our debt structure. Refer to Note 2 to our Condensed Consolidated Financial Statements entitled “Subsequent Event - Bankruptcy Filing” and Note 3 entitled “Long-term debt” for further details regarding our pre-petition debt.
The filing of the Bankruptcy Petitions constituted an event of default with respect to certain of our existing debt obligations. However, subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the filing of the Bankruptcy Petitions. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the Debtors’ property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.

Contractual Obligations
Our contractual obligations consist mainly of payments for operating leases related to real estate used in the operation of our business, Long-term debt and related interest and product purchase obligations. Refer to the “Contractual Obligations” section of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Financial Statements for the fiscal year ended January 28, 2017 included as an exhibit to Parent’s Form 8-K filed on April 12, 2017, for details on our contractual obligations.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended January 28, 2017 included as an exhibit to Parent’s Form 8-K filed on April 12, 2017, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In October 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-17 “Consolidation (Topic 810), Interests Held Through Related Parties That Are Under Common Control” (“ASU 2016-17”). ASU 2016-17 changes how a single decision maker will consider its indirect interests when performing the primary beneficiary analysis under the variable interest entity (“VIE”) model. Under previous guidance, a single decision maker was required to consider an indirect interest held by a related party under common control in its entirety. Under ASU 2016-17, the single decision maker will consider the indirect interest on a proportionate basis. ASU 2016-17 does not change the characteristics of a primary beneficiary in the VIE model. The Company adopted the amendments of ASU 2016-17, effective January 29, 2017. The adoption of ASU 2016-17 did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). Under ASU 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under previous practice, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Company adopted the amendments of ASU 2016-09, effective January 29, 2017. The Company has elected to recognize forfeitures as they occur and the cumulative effect adjustment of that change in accounting policy has a nominal impact on our Condensed Consolidated Financial Statements. The remaining provisions of ASU 2016-09 did not have a material impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-07 “Investments - Equity Method and Joint Ventures (Topic 323), Simplifying the Transition to the Equity Method of Accounting” (“ASU 2016-07”). ASU 2016-07 eliminates the requirement that when an investment subsequently qualifies for use of the equity method as a result of an increase in level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. This ASU requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and to adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. In addition, ASU 2016-07 requires that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The Company adopted the amendments of ASU 2016-07 as of January 29, 2017 on a prospective basis. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-06 “Derivatives and Hedging (Topic 815), Contingent Put and Call Options in Debt Instruments” (“ASU 2016-06”). ASU 2016-06 clarifies the requirements for assessing whether contingent put or call options that can accelerate the payment of principal on debt instruments are clearly and closely related. Under previous practice, two divergent approaches developed. Under the first approach, the assessment of whether contingent put or call options are clearly and closely related to the debt host only requires an analysis of the four-step decision sequence of Accounting Standards Codification (“ASC”) 815-15-25-42. Under the second approach, in addition to the four-step decision sequence of ASC 815-15-2-42, some entities evaluate whether the ability to exercise the put or call options are triggered by the entities interest rates or credit risk. ASU 2016-06 clarifies that an entity is required to assess whether the economic characteristics and risks of embedded put or call options are clearly and closely related to those of their debt hosts only in accordance with the four-step decision sequence of ASC 815-15-2-42. An entity should not assess whether the event that triggers the ability to exercise a put or call option is related to interest rates or credit risk of the entity. ASU 2016-06 does not change the existing criteria for determining when bifurcation of an embedded put or call option in a debt instrument is required. Entities are required to apply the guidance to existing debt instruments using a modified retrospective transition method as of the period of adoption. The Company adopted the amendments of ASU 2016-06, effective January 29, 2017. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-05 “Derivatives and Hedging (Topic 815), Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships” (“ASU 2016-05”). ASU 2016-05 provides guidance clarifying that the novation of a derivative contract (i.e. a change in counterparty) in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. This ASU amends ASC 815 to clarify that such a change does not, in and of itself, represent a termination of the original derivative instrument or a change in the critical terms of the hedge relationship. ASU 2016-05 allows the hedging relationship to continue uninterrupted if all of the other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterpart to the derivative contract is considered. Entities may adopt the guidance prospectively or use a modified retrospective approach. The Company adopted the amendments of ASU 2016-05, effective January 29, 2017. The adoption of ASU 2016-05 did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that our Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward-looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, our “Strategic Pillars,” risks and uncertainties associated with Chapter 11 proceedings, harm to our business as a result of operating under Bankruptcy Court protection, an inability to obtain confirmation of a Chapter 11 plan of reorganization, difficulty in predicting our long-term liquidity requirements and the adequacy of our capital resources, volatility in our financial results as a result of Chapter 11 proceedings, claims that will not be discharged in Chapter 11 proceedings, which could have an adverse impact on our financial condition and results of operations, increased levels of employee attrition as a result of Chapter 11 proceedings, the risk that our Chapter 11 cases may be converted to cases under Chapter 7 of the Bankruptcy Code, store openings, integration and remodeling, the development, implementation and integration of our e-commerce business, future financial or operational performance, projected sales for certain periods, same store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, access to trade credit, future financings, refinancings and debt repayments, estimates regarding future effective tax rates, future interest payments, and other goals and targets and statements of the assumptions underlying or relating to any such statements.

These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, ability to repatriate cash from Toys-Canada, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws including tax that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.